TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

EXHIBIT 16.1

January 10, 2008

U.S. Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549
USA

Dear Ladies and Gentlemen:

Re: Golden Claw Ventures Inc.
SEC File No. 000-52737

We are the former independent auditors for Golden Claw Ventures Inc. (the Company). We have read the Company's Current Report on **Form 8-K/A**, dated January 2, 2008. We are in agreement with the statements regarding our Firm as included in Item 4.01 of the **Form 8-K/A** to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

TELFORD SADOVNICK, P.L.L.C.
Certified Public Accountants

114 West Magnolia Street, Suite 423, Bellingham, Washington 98225
Telephone: (360) 392-2886 Facsimile: (360) 392-2887